EXHIBIT 99.1

Announcement
Press Release

PureSafe Water Systems, Inc. Announces Proposed Company Management Changes

PureSafe Water Systems, Inc. (OTCBB:PSWS)
(formerly known as Water Chef, Inc.)
25 Fairchild Avenue, Suite 250
Plainview, NY 11803

Contact:	Leslie J. Kessler
Voice:	516.208.8250
Fax:	516.208.8252
E-Mail:	info@puresafewatersystems.com
Web Site:	www.puresafewatersystems.com

Plainview, New York, June 18, 2009 – Leslie J. Kessler, President and Chief Executive Officer of PureSafe Water Systems, Inc. (Formerly: OTCBB:WTER) announced that the company has entered into discussions with Hidell-Eyster International to provide business management and technical product management services to PureSafe.  Hidell-Eyster International is a recognized global water expert and management company.  Ms. Kessler entered into the discussions with the intent to bring the company into the next stage of growth. The business management group would include Mr. Carroll S. Keim, BA, MBA. He would be named Chief Executive Officer.  A graduate of the Harvard Business School, Mr. Keim has been CEO of a public company and has some thirty five years of business experience as senior management.  Ms. Kessler, who has guided PureSafe through the R & D phase of product development, would remain Chairman and President.  Mr. Terry Lazar would remain CFO of the company.  Sales and marketing would be undertaken by Mr. Richard Pellerito, formerly with Severn Trent Water Services, one of the world's largest public water utilities.

The prototype design has been successful in all testing protocol and the final production model is now being developed. The company is now in a position to retain outside manufacturing services to assemble the First Responder Units and commence a major sales program in the private and public markets. Additional management is required in order to oversee these expanded company activities as it enters into the sales and manufacturing activities.  The R & D activities of the company have been completed.

From time to time, information provided by the company (including; but not limited to this release), statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain  "forward -looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. With respect to such forward-looking statements, the company claims protection under the Private Securities Litigation Reform Act of 1995. The Company's results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed from time to time in the Company's Securities and Exchange Commission reports including, without limitation, its 2008 Form 10-K and Forms 10-Q.  The company does not undertake to update or  revise any forward-looking statement, whether as a result of new information, future events or otherwise.